EXHIBIT 99.1

        AGGREGATE TOTALS FOR THE PERIOD JULY 1, 2003 TO DECEMBER 31, 2003



PRINCIPAL COLLECTIONS INFORMATION IN AUD (AND USD WHERE INDICATED) AGGREGATED
 TO THE DATE OF THE LAST PAYMENT

Principal amount of each class of USD notes as at the first day after the payment date occurring during the collection period.
Class A2: USD 693,547,781
Class B1: USD14,333,321

Aggregate coupon interest paid to noteholders of each class of notes Class A2: USD5,418,851
Class B1: USD155,835

Aggregate of Principal payments made in respect to each class of notes:
Class A2: USD 77,568,883
Class B1: USD 1,603,090

Aggregate Mortgage Principal Repayments received for the period:
Scheduled       AUD 3,996,966
Unscheduled     AUD 191,899,024

Aggregate of all redraws on housing loans:
AUD 51,367,399

Aggregate of outstanding balance of housing loans at the end of the period:
AUD 1,216,994,587

Aggregate Income of the trust for the period:        AUD 44,912,819
Aggregate Expenses of the trust for the period:      AUD 37,934,198

Interest rates for the period:

Class A2 Notes (average):  1.4250%
Class B1 Notes (average):  2.0050%

Delinquency and loss statistics with respect to the housing loans:

Loss:                   Nil
Delinquency:            0-29 days        1.54%
                        30 -59 days      0.50%
                        60+ days         0.32%